AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement") is entered into as of this 14th day of October, 1996, by and between NEW PLAN REALTY TRUST, a Massachusetts business trust ("Purchaser") and SHERWOOD PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eighteen Million Eight Hundred Seventy-five Thousand and No/100 Dollars ($18,875,000.00) ("Purchase Price"), that certain property ("Property") in Baton Rouge, Louisiana more particularly described on Exhibits A-1 and A-2 attached hereto, which Property is known as Sherwood Acres I and II Apartments, including all easements, tenements, hereditaments, rights, licenses, privileges and appurtenances, whether or not of record, in any way belonging or relating thereto and all mineral, oil, gas and other hydrocarbon substances on or under the land and all development, air, water and other rights in any way belonging or relating to the land or the improvements thereon, all right, title and interest in and to any streets, roads, alleys or other public ways adjoining or serving the land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gores, culverts and rights-of-way adjoining or serving the land (including all riparian and other rights in and to submerged lands). Included in the Purchase Price is all of the personal property owned by Seller and used in connection with or located on the Property, including but not limited to all lease files and copies of all books, records and other files which are used in connection with the ownership or operation of the Property and the personal property which is set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale.

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) ("Deposit") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $18,875,000.00 (inclusive of the Deposit) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 1:00 P.M. Central Time on the Closing Date. If the funds are not received by the Title Insurer by 1:00 P.M. Central Time, then $3,775.00 shall be added to the cash due at Closing. Seller agrees that Seller shall deliver a draft closing statement to Purchaser one (1) day prior to the Closing Date.

     3.   TITLE COMMITMENTS AND SURVEYS.

          a. Attached hereto as Exhibit D-1 is a title commitment dated May 24, 1996 ("Title Commitment No. 1") for an owner's standard coverage title insurance policy issued by Baton Rouge Title Co., Inc., as agent for
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Commonwealth Land Title Insurance Company ("Title Insurer") for the real property described on Exhibit A-1 and attached hereto as Exhibit D-2 is a title commitment dated May 24, 1996 ("Title Commitment No. 2", and together with Title Commitment No. 1, the "Title Commitments") for an owner's standard coverage title insurance policy issued by Title Insurer for the real property described on Exhibit A-2. Seller will provide Purchaser with an updated Title Commitment within ten (10) days from the date hereof. The owner's Title Policy (as hereinafter defined) issued at Closing will be in the aggregate amount of the Purchase Price and the purchase prices for the Other Property (as hereinafter defined), if any, and shall insure the real property described on Exhibit A-1 subject only to real estate taxes not yet due and payable, and the special title exceptions set forth in Schedule B-Section 2, Numbers 2 through 6 inclusive and Numbers 10 and 11 of the Title Commitment No. 1, and shall insure the real property described on Exhibit A-2 subject only to real estate taxes not yet due and payable, and the special title exceptions set forth in Schedule B-Section 2, Numbers 2, 3, 7 and 8 of the Title Commitment (collectively, the "Permitted Exceptions"). Purchaser and Seller hereby acknowledge and agree that a single policy of title insurance (the "Title Policy") shall be issued for the Property and two (2) other properties commonly known as Forestwood Apartments and Willow Bend Lake Apartments, each located in East Baton Rouge Parish, Louisiana which may be acquired by Purchaser simultaneously with the acquisition of the Property (the "Other Property"). The Title Commitments shall be conclusive evidence of good title as therein shown as to all matters insured by the Title Policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or "marked up" commitments in favor of Purchaser containing only the Permitted Exceptions and the "extended coverage", and the special endorsements required by Purchaser. Seller shall pay the costs of the Title Policy and "extended coverage" and the special endorsements which Purchaser requires.

          b. Purchaser acknowledges receipt of (i) a survey ("Survey No. 1") of the real property described on Exhibit A-1 prepared by C. Mistric Surveyors, Inc. (the "Surveyor") dated August 22, 1996, and (ii) a survey ("Survey No. 2", and together with Survey No. 1, the "Surveys") of the real property described on Exhibit A-2 prepared by the Surveyor dated August 22, 1996. Within twenty-one (21) days after the date of this Agreement, Purchaser will provide Seller with an update of the Surveys ("Updated Surveys") certified to the Purchaser. However, if Purchaser requires any additional survey work after the Updated Surveys, Purchaser shall pay for the cost of such additional work.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Act of Cash Sale ("Sale") in self-proving form subject only to the Permitted Exceptions. The Sale will be made by Seller with no warranty of title except for claims arising by, through or under Seller. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Seller shall make all reasonable efforts to remove the Unpermitted Exception and shall remove any Unpermitted Exception caused by Seller subsequent to May 24, 1996 with the intention to prevent the consummation of this Agreement. If Seller is unable to remove the Unpermitted Exception, then Seller shall so notify Purchaser and Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Deposit plus all accrued interest shall be delivered to the Purchaser and, subject to the survival provisions of Paragraph 18 herein, neither party shall
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have any further liability hereunder.  Notwithstanding the aforesaid, Seller shall be obligated to remove all liens which are of a definite or ascertainable amount.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the recording of the Sale and any other documents delivered in connection with this Agreement, but Seller shall pay for the cost of recording any releases in connection with the existing loan encumbering the Property.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $200,000.00 or less, or in the case of Personal Property, for $10,000.00 or less, Purchaser shall proceed with the Closing and accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible. In such event, Purchaser shall have the right to negotiate the settlement of the insurance claim with the insurance carrier. Seller shall execute whatever documents are reasonably required in order to enable Purchaser to conduct those negotiations. If the cost of repair or restoration exceeds those amounts, then Purchaser, upon notice to Seller served within twenty (20) days of receipt of notice from Seller of the casualty, can elect to either: (a) terminate this Agreement or (b) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible. In such event, Purchaser shall have the right to negotiate the settlement of the insurance claim with the insurance carrier and Seller shall execute whatever documents are reasonably required in order to enable Purchaser to conduct those negotiations. If Purchaser has not given its notice prior to the Closing Date because the twenty (20) day period has not expired, then the Closing Date shall be extended until one (1) business day after Purchaser is required to give its notice.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property, or if Seller receives notice that Proceedings are going to be commenced, then Purchaser can elect to either take the Property subject to the Proceedings and receive from Seller an assignment of Seller's interest in the Proceedings and any award pursuant to the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Deposit plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          a. Seller acquired title to the Property by virtue of a deed-in-lieu of foreclosure, and therefore, except as may otherwise be specifically set forth elsewhere in this Agreement, Seller cannot make any representations as to the condition of the Property upon which Purchaser can rely. Any information which Seller has as to the leases is based solely upon information which Seller obtained subsequent to its acquisition of the Property. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Except as may otherwise be
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specifically set forth elsewhere in this Agreement, Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss (subject to Paragraph 6) by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Except as expressly set forth herein, Purchaser expressly waives the warranty of fitness and the guarantee against hidden or latent vices (defects in the Property sold which render it useless or render its use so inconvenient or imperfect that Purchaser would not have purchased the Property had it known of the vice) provided by law in Louisiana, more specifically, that warranty imposed by Louisiana Civil Code 2520 et seq. with respect to Seller's warranty against latent or hidden defects of the Property sold, not even for a return of the Purchase Price. Except as expressly set forth herein, Purchaser forfeits the right to avoid the sale or reduce the Purchase Price on account of a hidden or latent vice in the Property. This provision has been specifically called to the attention of Purchaser and fully explained to Purchaser, and Purchaser acknowledges that it has read and understands this waiver of all such express or implied warranties and except as expressly set forth herein, accepts the Property without any express or implied warranties. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or, except as may be specifically set forth elsewhere in this Agreement, any fire codes or building codes. Except for the breach of the representation or warranty set forth in Paragraph 19b.ix., Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and except for the breach of the representation or warranty set forth in Paragraph 19b.ix., Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to
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regulation under, the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as may be specifically set forth elsewhere in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and, except as may be specifically set forth elsewhere in this Agreement, releases Seller from any liability with respect to such historical financial information.

          c. Purchaser acknowledges that there has been a recent fire at the Property which affected approximately eight (8) units (the "Fire Damage"). At Closing, Seller shall (i) give to Purchaser a credit against the Purchase Price in the amount of Seller's insurance deductible and (ii) shall assign all of Seller's right, title and interest in and to all insurance proceeds from Seller's insurance carrier relating to the Fire Damage, except for those insurance proceeds relating to lost rental income attributable to the period from the date of the occurrence of the Fire Damage to the Closing Date. In such event, Purchaser shall have the right to negotiate the settlement of the insurance claim with the insurance carrier. Seller hereby agrees that from the date hereof to the Closing Date, Seller keep Purchaser apprised of all negotiations, contacts and submissions with Seller's insurance carrier, and shall not take any actions with respect to the settlement of any claims arising from the occurrence of the Fire Damage without Purchaser's prior consent, which consent shall not be unreasonably withheld. The aforesaid credit and assignment shall be in complete and full satisfaction of any claims of Purchaser against Seller as a consequence of such Fire Damage, including,
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without limitation, any claims if Purchaser is unable to complete the repairs within the time period currently estimated by Purchaser, but specifically excluding claims of third parties arising from the date of the occurrence of the Fire Damage to the Closing Date with respect to personal injury or property damage. Purchaser acknowledges that it will be acquiring the Property subject to the Fire Damage.

     8. CLOSING. The closing ("Closing") of this transaction shall occur on October 30, 1996 ("Closing Date"), at the office of the Seller's attorney, at which time Seller shall deliver possession of the Property to Purchaser. The Closing Date may be extended by Purchaser for up to two (2) business days because of a "force majeure". The Closing Date is also subject to extension pursuant to Paragraphs 6 and 17 of this Agreement.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement and to the Title Insurer the balance of the Purchase Price, and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Sale (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); the tenant leases which shall be available at the Property; all assignable licenses and permits relating to the use, occupancy or operation of the Property, together with in assignment thereof (in the form of Exhibit I attached hereto); updated Rent Roll (as hereinafter defined) with a list attached of all tenant concessions and allowances and rental commissions owed (certified in the form of Exhibit Q attached hereto); a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits which have been assigned or credited to Purchaser (in the form of Exhibit J attached hereto); a non-foreign affidavit (in the form of Exhibit K attached hereto); an assignment of intangibles (in the form of Exhibit L attached, hereto); a copy of the notice terminating the management agreement effective as of the Closing Date and, to the extent received by Seller, an acknowledgement of the termination by the manager; subject to the terms of Paragraph 17, reaffirmation of representations and warranties by Seller (in the form of Exhibit M); a Broker's receipt and lien waiver; and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement. Seller and Purchaser acknowledge that the parties' obligations to close the transactions contemplated by this Agreement are subject to Seller's delivering an acknowledgement and consent from Seller's insurance carrier(s) of the assignment of the insurance proceeds relating to the Fire Damage; provided, however, in the event Seller is unable to deliver such an acknowledgement and consent on or before the Closing Date, the Closing Date shall be extended to the date which is five (5) business days following receipt of such an acknowledgement and consent, but in no event later than November 30, 1996, and the failure to deliver such an acknowledgement and consent on the Closing Date shall not be deemed a default by Seller.

     10. DEFAULT BY PURCHASER. THE DEPOSIT DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN THE DEPOSIT AND THE INTEREST THEREON AS SELLER'S SOLE AND EXCLUSIVE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT
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BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE.
THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF THE DEPOSIT TOGETHER WITH ANY INTEREST ACCRUED THEREON PLUS THE RIGHT TO RECOVER THIRD PARTY
EXPENSES IN AN AMOUNT NOT TO EXCEED $100,000.00, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE SALE AND THE DOCUMENTS WHICH SELLER IS REQUIRED TO DELIVER AT CLOSING, THEN PURCHASER WILL BE ENTITLED TO
SUE FOR SPECIFIC PERFORMANCE OR ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF $250,000.00. THE PARTIES AGREE THAT PURCHASER'S ACTUAL DAMAGES IN THE EVENT OF SELLER'S REFUSAL TO DELIVER THE SALE AND THE OTHER CLOSING DOCUMENTS WOULD
BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT $250,000.00 HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF PURCHASER'S DAMAGES.

     12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents) and other income; refundable security and other deposits (which will be assigned to and assumed by Purchaser and a check in the amount of the security and other deposits will be given to Purchaser at Closing); water and other utility charges; fuels; prepaid and unpaid operating expenses; real and personal property taxes based upon the most recent tax bill; and other similar items shall be adjusted ratably as of 11:59 P.M. on the day preceding the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. Tenant allowances and concessions and unpaid leasing commissions for leases entered into prior to the Closing Date will be adjusted and prorated so as to provide that Seller is responsible for all such matters. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents and real estate and personal property taxes referred to in 12b below. If special assessments have been levied against the Property for completed improvements, then they shall be paid by the Seller whether the bills are payable prior to or after the Closing Date. All assessments first coming due after the Closing for incomplete improvements shall be paid by Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then Seller's pro rata share of such Delinquent Rent collected during the month of Closing will be delivered to Seller. If any Delinquent Rent is collected by either Purchaser or Seller after the month in which the Closing occurs, then such rents so collected shall first be applied to current rent and then to Delinquent Rent in the inverse order of its maturity. Purchaser and Seller shall deliver to the other party its pro rata share within 10 days of Purchaser's or Seller's receipt, as applicable, of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Sale. On or before December 16, 1996, or such earlier date as the current tax bill for the Property shall be issued, Purchaser and Seller shall re-prorate the real estate taxes for the current year based upon said current tax bill. In the event that the tax bill for the Property is
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unavailable at that time, Seller and Purchaser shall base the reprorations on the most recent data available from the relevant governmental office.

     13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 10. In the event that this Agreement is recorded in default of this Agreement, it shall not be deemed to affect or encumber title to the Property, and it shall not be deemed to create or establish any right, claim, interest or privilege in the Property in favor of Purchaser.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10. Seller hereby consents to an assignment to any corporation which is a wholly owned subsidiary of Purchaser, provided such assignment is effected prior to the expiration of the Approval Period. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

7    15.  BROKER.  The parties hereto acknowledge that Sage Properties
("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However Seller represents that this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's (except Broker) claiming by or through Purchaser any brokerage fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, trustees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any brokerage fee, commission or compensation (including the Broker) on account of this Agreement, its negotiation or the sale hereby contemplated.

     16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents and other matters to be reviewed by Purchaser shall be subject to review by Purchaser by the close of business (5:00 P.M. Central Daylight Time) on October 24, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice (which may be given verbally no later than 24 hours prior thereto unless the law requires longer notice with respect to inspection of the interior of the apartments) to the Seller, the Purchaser shall have the right to inspect the Property including the interior of the apartments and Seller's books and records, leases
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and other files pertaining to the Property and the environmental condition of the Property, during normal business hours. During Purchaser's inspection of the books and records, leases and other files pertaining to the operation, maintenance and leasing of the Property, Seller will provide Purchaser with copies of those documents which are specifically requested by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all claims for personal injury and property damage and mechanic lien claims which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. On or prior to the expiration of the Approval Period, Purchaser shall have the right to terminate this Agreement for any reason or no reason in Purchaser's sole and exclusive discretion by serving a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. Upon receipt of the Notice of Disapproval, the Deposit plus the interest accrued thereon shall be returned to the Purchaser and this Agreement shall be terminated. If Purchaser does not deliver a Notice of Disapproval to Seller, then it shall be conclusively presumed that Purchaser has waived its right to terminate this Agreement with respect to the provisions of this Paragraph 16.

     17. SELLER'S RIGHT TO CURE. If on or prior to the Closing Date, Deborah Hartigan, Steve Siegel or Tom Farrell discover that any representation or warranty of Seller is untrue in any material respect or that Seller is in default under this Agreement or that Seller has failed to perform a required covenant (individually or collectively, a "Known Breach"), then Purchaser may waive such Known Breach or give Seller notice of such Known Breach. Upon receipt of notice from Purchaser, Seller shall have ten (10) days in order to cure such Known Breach and, if necessary, the Closing Date shall be extended until the second business day after the Known Breach has been cured. If, after making all reasonable efforts, Seller is unable to cure the Known Breach within such ten (10) day period, then Purchaser shall elect by notice to Seller to either (i) waive the Known Breach or (ii) terminate this Agreement, in which case, Purchaser shall have a right to recover actual third party expenses in an amount not to exceed $100,000.00 as provided in Paragraph 11 of this Agreement. In the event of termination, the Deposit plus the interest accrued thereon shall be returned to Purchaser. If Purchaser fails to give Seller notice of a Known Breach, then Purchaser shall have waived its rights to assert any claims for such Known Breach.

     Notwithstanding anything to the contrary contained in this Section 17 or elsewhere in this Agreement, it is understood and agreed that to the extent any representation or warranty made by Seller in this Agreement is made to the knowledge of Seller or is based on the receipt of notice by Seller, in the event that Seller first acquires such knowledge or first receives such notice after the date of this Agreement and as a result thereof, Seller is unable to reaffirm and restate the accuracy of such representation and warranty, such failure shall not constitute a default by Seller under this Agreement, but Purchaser shall nonetheless have the right to either (i) waive such ability to reaffirm and restate said representation and warranty, or (ii) terminate this Agreement and receive the Deposit plus the interest accrued thereon (said return of the Deposit and interest thereon being Purchaser's sole remedy in such event).

     18. SURVIVAL OF INDEMNITIES. Notwithstanding anything in this Agreement to the contrary, the parties' obligations to indemnify, defend and hold each other harmless under various provisions of this Agreement shall survive the termination of this Agreement or the Closing and delivery and recording of the Sale.

     19.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge, or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Reid Reynolds (the asset manager), and any representation or warranty of the Seller is based upon those matters of which Reid Reynolds (the asset manager) has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees (other than Reid Reynolds) shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, and all of which shall be reaffirmed and restated on and as of the Closing Date and which shall survive the Closing and delivery of the Sale for a period of one hundred twenty
(120) days:

               i. The present use and occupancy of the Property conform with applicable building and zoning laws, rules and regulations and Seller has received no written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit N is true and accurate and neither party to the leases is in default thereunder except as noted on the delinquency report attached to the Rent Roll. An updated Rent Roll will be delivered at Closing and will be true and accurate as of the date of the updated Rent Roll.

               iii. There are no pending or threatened litigation, claims, causes of action or administrative proceedings concerning the Property, except for that certain personal injury action filed by Melanie Foret and Randy Foret as Case No. 429.071-F in the 19th Judicial District, East Baton Rouge Parish, Louisiana, nor does Seller have any knowledge for the basis for such litigation, claims, causes of action or administrative proceedings.

               iv. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and, upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller.

               v. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller do not and will not (a) violate or conflict with the organizational documents of Seller, (b) violate or conflict with any judgment, decree or order of any court applicable to or affecting Seller, (c) breach the provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which Seller is a party or by which Seller is bound, or (d) violate or conflict with any law or governmental regulation or permit applicable to Seller.

               vi. Seller has not received written notice of any pending or threatened condemnation of all or any portion of the Property.

               vii. Attached hereto as Exhibit O is a list of all service, maintenance and supply contracts affecting the Property in effect on the date hereof and which shall survive Closing (the "Service Contracts"), and except as set forth on Exhibit O, neither party to any service contract is in default thereunder.

               viii. Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended.

               ix. Seller has not received written notice from any governmental authority that the Property contains Hazardous Substances or Hazardous Materials or is in violation of any Environmental Laws.

               x. Seller has not executed and to Seller's actual knowledge, without inquiry, no agreement exists involving the Property with any governmental authority for or in respect of subsidized tenants or housing rents.

               xi. Seller does not own, directly or indirectly, any other real estate which is contiguous to or is located within a one mile radius of the Property.

               xii. Seller has not received written notice from a governmental authority or any public utility that the water supply or sewage disposal systems presently servicing the Property are inadequate to distribute the water supply and dispose of the sewage for the Property.

               xiii. The unaudited operating statements for 1995 and 1996 to date which Seller has delivered to Purchaser is the same information which Seller relies upon in making reports to its limited partners and in filing its federal income tax returns.

          c.   Seller covenants that:

               i. The management, operation, leasing and maintenance of the Property, as conducted by the Seller during the past three (3) months, shall continue until the Closing Date.

               ii. The management agreement pertaining to the leasing of apartments will be terminated as of the Closing Date. Seller will request a release in favor of the Purchaser from the management company.

               iii. For the period commencing from the date of execution of this Agreement until the Closing Date, Seller will not terminate more than ten
(10) tenant leases because of a default by any tenant under any such lease without Purchaser's prior written consent, which consent will not be unreasonably withheld or delayed.

               iv.  Seller will perform its obligations under existing leases.

     20.  ENVIRONMENTAL REPORTS.  Attached to this Agreement as Exhibit P is
(i) a Phase I Environmental Site Assessment Report prepared by H+GCL Environmental Scientists and Engineers designated as Job No. 45004.15, dated April 30, 1993 (the "Phase I Report"), and (ii) a Phase I Environmental Site Assessment Report Addendum ("Additional Sampling Lead Based Paint") prepared by H+GCL Environmental Scientists and Engineers designated as Job No. 45004.16, dated April 14, 1993 (the "Lead Paint Report", and together with the "Phase I Report", the "Environmental Reports"), which Seller is delivering to Purchaser, at Purchaser's request. Seller makes no representation or warranty that the Environmental Reports are accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Reports, including, without limitation, the matters set forth in the Environmental Reports or the accuracy and/or completeness of the Environmental Reports.

     21.  LIMITATION OF LIABILITY.

          a. Subject to the provisions of Paragraphs 25 and 26 herein, no general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

          b. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been negotiated, executed and delivered on behalf of Purchaser by the trustees or officers thereof in their representative capacity under the Amended and Restated Declaration of Trust of New Plan Realty Trust dated as of January 15, 1996 and not individually, and bind only the trust estate of Purchaser, and no trustee, officer, employee, agent or shareholder of Purchaser shall be bound or held to any personal liability or responsibility in connection with the agreements, obligations and undertakings of Purchaser thereunder, and any person or entity dealing with Purchaser in connection therewith shall look solely to the trust estate for the payment of any claim or for the performance of any agreement, obligation or undertaking thereunder. Seller acknowledges and agrees that each agreement and other document executed by Purchaser in accordance with or in respect of this transaction shall be deemed and treated to include in all respects and for all purposes the foregoing exculpatory provision.

     22. RIGHT TO AUDIT. Without limiting any other rights or remedies of Purchaser, Purchaser shall have the right after the Closing to audit the books and records of Seller in respect of the Property for those last two entire fiscal years of Seller's ownership of the Property ending immediately preceding the Closing plus any "stub" period thereafter to such Closing; provided, however, any matters disclosed by such audit (other than fraud) shall not be the basis or the foundation for a claim of a breach of a representation or warranty by the Seller.

     23.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     24. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by facsimile or overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn: Ilona Adams
                              847/267-1600
                              847/317-4462 (FAX)

          with copies to:     The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn: Al Lieberman
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661
                              Attn:  Daniel J. Perlman, Esq.
                              312/902-5520
                              312/902-1061 (FAX)

          TO PURCHASER:       New Plan Realty Trust
                              1120 Avenue of the Americas
                              New York, New York 10036
                              Attn:     Legal Department
                              212/869-3000
                              212/302-4776 (FAX)

          with a copy to:     Robert Horwitch, Esq.
                              Altheimer & Gray
                              10 S. Wacker Drive
                              Suite 4000
                              Chicago, Illinois 60606
                              312/715-4000
                              312/715-4800 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same business day if sent by facsimile before the close of business, or the next business day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Any party's above named attorney may give an effective and binding notice in accordance with this Paragraph 24 on behalf of such party.

     25. DISTRIBUTIONS. For a period of one hundred and twenty (120) days after the Closing Date, Seller shall not distribute $250,000.00 from the proceeds of the net cash received from the Purchaser at the Closing. If at any times Purchaser alleges claims for damages against Seller after the Closing Date, but prior to the expiration of the aforesaid one hundred twenty (120) day period ("Claims"), then at and after the end of 120 day period the Seller shall continue to withhold distribution of the funds in an amount equal to the lesser of (i) the amount of the Claims, or (ii) $250,000.00, until the Claims are resolved. The Claims shall specify the exact representation or warranty which was breached and the amount of damages the Purchaser alleges it has sustained.

     26. EXECUTION BY THE BALCOR COMPANY. The Balcor Company executes this Agreement solely for the purpose of assuring to Purchaser that if the Seller fails to withhold or pay the sums required of Seller pursuant to Paragraph 25 and if Purchaser is successful in any claims asserted against the Seller for a breach of a representation or warranty, then The Balcor Company shall pay to Purchaser the amount of such claim(s), the total of which shall not exceed $250,000.00.

     27. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Deposit payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Deposit;

          b.   One (1) fully executed copy of this Agreement; and

          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement after receipt of the Deposit and deliver a fully executed copy to the Purchaser and the Seller.

     28. GOVERNING LAW. The provision contained herein with reference to retention of the Deposit in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Louisiana.

     29. FURTHER ASSURANCES. In addition to the obligations required to be performed under this Agreement by Seller on the Closing Date, from time to time subsequent to such Closing Date, Seller shall perform such other acts and shall execute and deliver such other agreements and documents as Purchaser reasonably may request in order to effectuate the consummation of this transaction. Likewise, in addition to the obligations required to be performed under this Agreement by Purchaser on the Closing Date, from time to time subsequent to such Closing Date, Purchaser shall perform such other acts and shall execute and deliver such other agreements and documents as Seller reasonably may request in order to effectuate the consummation of this transaction.

     30. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     31. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     32. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     33. LEAD-BASED PAINT. EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING. LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY. LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN. THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE BUYER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER'S POSSESSION AND NOTIFY THE BUYER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

     To Seller's knowledge there is no presence of lead-based paint or lead-based paint hazards in the apartments located on the Property except as noted in the Lead Paint Report. To Seller's knowledge there are no records or reports available to Seller pertaining to lead-based paint other than the Lead Paint Report. By providing the above information to Purchaser, Seller intends to comply with the requirements of 24 CFR Part 35 and 40 CFR Part 745. Purchaser hereby affirms receipt of the information set forth in this Paragraph 33 and receipt of the lead hazard information pamphlet as required under section 15 U.S.C. 2696.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
October 10, 1996.
                              NEW PLAN REALTY TRUST, a Massachusetts
                              business trust


                              By:   /s/ James M. Steuterman
                                   -------------------------------------
                              Name:
                                   -------------------------------------
                              Its:
                                   -------------------------------------


Executed by Seller on         SELLER:
October ___, 1996.
                              SHERWOOD PARTNERS LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Sherwood Partners, Inc., an Illinois
                                   corporation, its general partner


                              By:   /s/ John K. Powell, Jr.
                                   -------------------------------------
                              Name:
                                   -------------------------------------
                              Its:
                                   -------------------------------------

                                    JOINDER

     The undersigned executes this joinder solely for the purposes of effectuating its obligations arising under Paragraph 26 of this Agreement.


                                   THE BALCOR COMPANY, a Delaware corporation


                                   By:   /s/ John K. Powell, Jr.
                                        ----------------------------------
                                   Name:
                                        ----------------------------------
                                   Its:
                                        ----------------------------------

                                             Sherwood Acres I and II Apartments
                                             Baton Rouge, Louisiana

___________________ of Sage Properties ("Seller's Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated as of April 12, 1996 between Seller and Seller's Broker (the "Listing Agreement"), and that Purchaser has no liability or responsibility whatsoever for such fee or commission. Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker, a release stating that no other fees or commissions are due to it from Seller or Purchaser and a waiver of broker's lien in form and substance satisfactory to Title Insurer. Seller's Broker has informed Seller of Seller's obligations under 42 U.S.C. 4852d and Seller's Broker is aware of Seller's Broker's duty to ensure compliance with the requirements of 24 CFR Part 35 and 40 CFR Part 745 regarding disclosure of known lead-based paint and/or lead-based paint hazards.


                              SAGE PROPERTIES


                              By:
                                   --------------------------------------
                              Name:
                                   --------------------------------------
                              Its:
                                   --------------------------------------

                                   Exhibits

A-1  -    Legal Description (Phase I)

A-2  -    Legal Description (Phase II)

B    -    Personal Property

C    -    Escrow Agreement

D-1  -    Title Commitment No. 1

D-2  -    Title Commitment No. 2

E    -    Act of Sale

F    -    Bill of Sale

G    -    Assignment and Assumption of Service Contracts

H    -    Assignment and Assumption of Leases

I    -    Assignment of Guarantees, Warranties, Permits, Licenses and Approvals

J    -    Notice to Tenants

K    -    FIRPTA Affidavit

L    -    Assignment and Assumption of Intangible Property

M    -    Reaffirmation of Representations and Warranties

N    -    Rent Roll

O    -    Service Contracts

P    -    Environmental Reports

Q    -    Certificate of Rent Roll